CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2013, relating to the financial statements and financial highlights which appears in the October 31, 2013 Annual Report to Shareholders of the Nuveen Global Tactical Opportunities Plus Fund (a series of Nuveen Investment Trust, hereinafter referred to as the “Fund”) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Chicago, Illinois

February 21, 2014